Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS INCREASE IN 2005 SALES AND PROFITS; COMMENTS ON PLAN TO IMPROVE BUSINESS

SPARKS, MD, JANUARY 25 — McCormick & Company, Incorporated (NYSE:MKC) today reported results for the fourth quarter and fiscal year ended November 30, 2005, provided an update on the previously disclosed restructuring plan, and announced long-term objectives as well as an outlook for 2006.

•                  Increased 2005 sales and earnings per share, overcoming several challenges during the year.

•                  Generated significant cash from operations of $339 million.

•                  Provided details of the Company’s restructuring plan to improve sales and margins of its consumer and industrial businesses.  Charges related to the restructuring plan reduced fourth quarter and fiscal year 2005 earnings per share by 5¢.

•                  Announced goals to grow sales 3-5% and increase earnings per share, excluding special charges, 8-10%.

Fiscal year results

For the fiscal year, McCormick reported $2.6 billion in sales, an increase of 3% versus 2004, including a 1% increase from favorable foreign exchange rates.  Key initiatives driving sales growth in 2005 included acquisitions, new products, improved marketing and price increases.  Sales from Silvo, acquired at the end of 2004, contributed 2% to the sales increase.  During 2005, net sales were negatively impacted by several factors.  First, industrial sales were reduced by lower pricing of vanilla products and the elimination of lower margin products in Europe.  Second, consumer sales in the fourth quarter were affected by the impact of Hurricane Katrina on sales in the Gulf region of the U.S.  Third, consumer sales of a limited range of higher volume spice and herb items in France continued to be adversely impacted by low priced products in alternative retail channels.  The Company estimated that these three factors lowered sales for 2005 by approximately 2%.

In 2005, the Company exceeded its goal to lower costs by $25 million, achieving savings of $33 million.  These cost savings combined with pricing actions, more than offset significant cost increases in packaging and energy and the negative impact on gross profit from the sale of products manufactured from high cost vanilla beans.

Earnings per share in 2005 were $1.56 and included an $11 million charge (5¢ per share) for actions taken under the Company’s restructuring plan.  In 2004, earnings per share were $1.52 and included a special credit of $3 million which was the net result of a $9 million credit (4¢ per share) from a lawsuit settlement and a $6 million charge (3¢ per share) related to a 2001 streamlining action plan.  Earnings per share rose as a result of higher sales, an increase in unconsolidated income and lower shares outstanding, offset in part by an increase in special charges, a higher effective tax rate, an increase in interest expense and a decrease in other income.

The Company continued to generate significant cash from operations, with net cash flow from operations reaching $339 million.  This compared to $349 million in 2004 and $202 million in 2003.  During 2005, McCormick used this cash and the proceeds of stock option exercises to fund $186 million of share repurchases, $86 million of dividends and net capital expenditures of $72 million.  As previously announced, the Board increased the quarterly dividend paid January 20, 2006 to 18¢, a 12.5% increase.

Fourth quarter results

Sales in the fourth quarter declined 1% due to several factors affecting both the consumer and industrial businesses.  During this period, the Company increased sales with the Silvo acquisition, new products, more effective marketing and price increases.  Demand for the Company’s consumer products in the U.S. Gulf region was lower due to the effects of Hurricane Katrina.  Sales in France continued to be impacted by competition from lower-priced products in alternative retail channels.  Sales for the industrial business declined in the fourth quarter due primarily to lower pricing for vanilla products and the elimination of lower margin products in Europe.  Together, these factors reduced fourth quarter sales approximately 3%.

In the fourth quarter, gross profit margin reached 43.9% compared to 42.4% in the prior year.  Cost savings initiatives and price increases more than offset cost increases in packaging and energy.  Also reflected in this comparison is an adjustment to the accounting in an industrial plant in Scotland that reduced gross profit margin by 0.9 percentage points in the fourth quarter of 2004.

Earnings per share for the fourth quarter of 2005 were 65¢ including the impact of $11 million of special charges that decreased earnings per share by 5¢.  Earnings per share for the fourth quarter of 2004 were 62¢ including the impact of $4 million of special charges that decreased earnings per share by 2¢.  Earnings per share rose as a result of an increase in gross profit margin and fewer shares outstanding, offset in part by a higher effective tax rate and higher interest expense.

Restructuring plan

To further improve margins, the Company announced in September actions to increase the effectiveness of its supply chain and reduce costs.  At that time, the Company also disclosed that a comprehensive review of its global industrial business was underway to identify improvements.  Following the announcement, progress was made with both initiatives and in November the Company’s Board of Directors approved a comprehensive plan to restructure the business.

As part of this plan, over the next three years, the Company will consolidate its global manufacturing, rationalize its distribution facilities, improve its go-to-market strategy and eliminate administrative redundancies.  In addition, for the industrial business, the Company will reallocate resources to key customers and take pricing actions on lower-volume products to meet new margin targets.  A new business-wide forecasting process is being installed, and the use of technology will be accelerated to monitor and manage the business more effectively.  Through 2008, these actions are intended to reduce the number of industrial business customers and products in the U.S. by approximately 25%.  Sales related to these customers and products represent approximately 2-5% of industrial business sales in the U.S.  As these sales have minimal profit, this reduction will lead to higher margins.  These reductions will also facilitate the consolidation of certain manufacturing facilities which will further increase margins.  As these changes are made in the U.S. and in international locations, operating income margin for the industrial business will increase.  When compared to 2005, operating income margin for the industrial business is expected to rise 2.5 to 3.5 percentage points by 2008, excluding the impact of special charges and stock option expense.

The Company expects that the restructuring plan will reduce complexity and increase the organizational focus on growth opportunities in both the consumer and industrial businesses.  In addition, the Company is projecting that $50 million of cost savings will be achieved by 2008 with at least $10 million to be realized in 2006.  These savings will drive margin expansion and fund initiatives to grow sales.

The Company estimates that the total charges will be $130-$150 million.  In the fourth quarter of 2005, $11 million of these charges were recorded due primarily to the announcement in January 2006 that two major U.S. facilities would be closed.  For the total plan, the cash-related portion of the charges will be $85-$100 million, of which approximately $60 million will be spent in 2006.  The plan is expected to eliminate 800-1,000 positions globally over the three-year period.  A significant number of these employees have already been advised.

Financial outlook

With strong business fundamentals and the improvement activities underway, the Company set a goal for the next three years to achieve annual increases of 3-5% in sales and 8-10% in earnings per share.  These goals exclude the impact of special charges related to the restructuring plan and in 2006, stock compensation expense.  As in past years, this sales growth will be achieved through innovative new products, more effective marketing, distribution gains and strategic acquisitions.  These increases will be offset in part by the negative effects of actions to simplify the business, as the number of customers and products sold is reduced.  Sales growth and margin improvement are expected to drive higher earnings per share as well as generate funding for business growth initiatives.

For fiscal year 2006, the Company expects earnings per share in the range of $1.21-$1.24.  This range includes an estimated reduction of 42¢ per share for special charges and 11¢ for stock compensation expense which the Company will incur beginning in 2006.

Chairman’s comments

Robert J. Lawless, Chairman, President & CEO, commented, “In 2005, we faced a number of challenges.  We have worked aggressively to address them as well as reposition our business for improved performance.  Despite these challenges, we were able to grow both sales and profit for the year.  As we look back on 2005, we view many of the challenges as one-time events and regard the year as a temporary setback in our strong, long-term record of business growth and financial performance.

“We recently concluded a comprehensive review of our industrial business.  This business continues to offer an important opportunity to develop and supply flavors to food manufacturers and the entire food service industry.  We have realized that we can better create value by rationalizing our business and driving our products through fewer customers, which will generate better margins.  During the next three years, we will eliminate underperforming products and customers, reallocate resources to strategic customers, lower costs and leverage our systems and capabilities.  These steps will lead to more consistent sales growth and profit contribution from our industrial business.

 “Looking ahead, I am confident that the significant actions we are undertaking will position us for future growth.  The restructuring plan will allow us to refocus our resources, continue to build competitive advantage and leverage our global strength.  We will improve the growth prospects and margin structure of our consumer business and especially our industrial business.  Change is always challenging, but I know that McCormick employees are up to the task.  I am confident that, as a result of our actions, we will be better positioned to grow sales, improve margins, achieve higher profits and increase value for McCormick shareholders.”

Business Segment Results

Consumer Business

	Three Months Ended		Twelve Months Ended
(in thousands)	11/30/05	11/30/04	11/30/05	11/30/04
Net sales	$440,421	$440,210	$1,401,820	$1,339,838
Operating income	115,897	118,329	283,081	269,719

For the fiscal year, sales for McCormick’s consumer business rose 5% versus the prior year.  Sales from Silvo, acquired in November 2004, added 3% and favorable foreign exchange rates added 1%.  The additional increase of 1% was mainly driven by pricing actions taken in 2005.  In the Americas, consumer business sales increased 3% with a 1% benefit from favorable foreign exchange rates.  During the fourth quarter, Hurricane Katrina reduced product demand for Zatarain’s and McCormick products.  This had a negative impact of approximately 1% on the full year’s results.  The remaining increase of 3% was driven by more effective marketing and sales of new products.  In Europe, sales rose 10%.  Silvo added 10% to sales, and foreign exchange rates added 1%.  Difficult market conditions, particularly in France, continued to have a negative impact on sales during 2005.  During 2005, the Company took actions in China to streamline both the number of products sold and the distributor network to position us for growth in 2006 and beyond.  As a result of these actions, sales in 2005 declined 3% in the Asia/Pacific region.  For the consumer business, special charges recorded primarily in the fourth quarter of 2005 reduced operating income $10 million.  This compares to $1 million of special charges recorded in the fourth quarter and fiscal year 2004.  Operating income was positively affected by higher sales and progress with cost reduction initiatives during 2005.

For the fourth quarter, sales for McCormick’s consumer business were about even with the prior year.  The acquisition of Silvo added 1% to sales, while foreign exchange rates had a negative impact of 1%.  As mentioned above, the effects of Hurricane Katrina reduced sales approximately 1% in the fourth quarter.  The remaining increase of 1% was driven by holiday marketing programs and new product sales.  In the Americas, sales increased 1%, despite a 2% decrease from lower sales in the Gulf region.  Consumer sales in Europe declined 1%, including an unfavorable 5% from foreign exchange rates.  Silvo increased sales in Europe 5%, while difficult market conditions, primarily in France, had a negative effect.  In the fourth quarter, sales declined 7% in the Asia/Pacific region due to the streamlining actions mentioned above.  For the consumer business, special charges reduced operating income $10 million in 2005, compared to a reduction of $1 million in 2004.  Operating income was positively affected by cost reduction initiatives.

Industrial Business

	Three Months Ended		Twelve Months Ended
(in thousands)	11/30/05	11/30/04	11/30/05	11/30/04
Net sales	$296,634	$303,905	$1,190,160	$1,186,344
Operating income	30,467	28,151	105,299	113,629

For the fiscal year, sales for McCormick’s industrial business rose slightly from 2004.  Foreign exchange rates added 1% to sales.  Lower vanilla prices in 2005 reduced sales 2%, and the elimination of lower margin products in Europe further reduced sales 1%.  However, these factors were partially offset by increased sales of snack seasonings, and sales to food service distributors in the U.S. and restaurants in the Asia/Pacific region.  In the Americas, sales rose 1% with foreign exchange rates adding 1%.  In this region, lower vanilla pricing reduced sales by 3%, while strength in snack food seasonings, certain new product successes and improved sales in the food service distributor channel increased sales 3%.  Industrial sales in Europe declined 5%, with an increase of 1% from foreign exchange rates.  The elimination of certain lower margin products in this region drove a large part of the remaining 6% decrease.  In the Asia/Pacific region, sales rose 7% with 2% from favorable foreign exchange rates.  Higher volumes were achieved primarily with sales to restaurants.  Operating income decreased $8 million.  The sale of high cost vanilla beans during a period of declining prices reduced operating income $15 million during 2005 and more than offset sales gains in other parts of the business and the favorable impact of cost reductions on the industrial business.

For the fourth quarter of 2005, sales for McCormick’s industrial business decreased 2% when compared to 2004. Lower vanilla prices reduced sales 3%, and the elimination of lower-margin products in Europe decreased sales 1%.  In the Americas, sales were up slightly from the prior year, with a favorable foreign exchange rate impact of 1%.  Sales gains with products such as snack food seasonings were offset by lower vanilla pricing that reduced sales in this region by 5%.  In Europe, sales declined 14%, with reductions of 4% from foreign exchange rates.  The elimination of certain lower margin products in this region drove a large part of the remaining decrease.  Sales in the Asia/Pacific region rose 1%.  Operating income for the industrial business rose $2 million in the fourth quarter of 2005 when compared to 2004.  In the fourth quarter of 2004, the Company recorded an adjustment to the accounting in an industrial plant in Scotland that reduced operating income by $6 million.

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. ET.  The conference call will be web cast live via the McCormick corporate web site.  Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food manufacturers as well as to retail outlets.

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For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

1/2006

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement
(In thousands except per-share data)

	Three Months Ended		Twelve Months Ended
	11/30/2005	11/30/2004	11/30/2005	11/30/2004
Net sales	$737,054	$744,116	$2,591,980	$2,526,185
Cost of goods sold	413,352	428,961	1,555,426	1,518,259
Gross profit	323,702	315,155	1,036,554	1,007,926
Gross profit margin	43.9%	42.4%	40.0%	39.9%
Selling, general & administrative expense	177,674	183,850	681,885	677,698
Special charges / (credits)	10,530	3,758	11,161	(2,426)
Operating income	135,498	127,547	343,508	332,654
Interest expense	12,637	11,213	48,200	41,039
Other income, net	78	(930)	(367)	(2,146)
Income from consolidated operations before income taxes	122,783	117,264	295,675	293,761
Income taxes	40,150	34,447	96,686	88,985
Net income from consolidated operations	82,633	82,817	198,989	204,776
Income from unconsolidated operations	6,809	6,275	20,639	14,584
Minority interest	(1,300)	(1,740)	(4,687)	(4,853)
Net income	$88,142	$87,352	$214,941	$214,507

Earnings per common share - basic	$0.66	$0.64	$1.60	$1.57
Earnings per common share - diluted	$0.65	$0.62	$1.56	$1.52

Average shares outstanding - basic	133,398	136,131	134,463	137,017
Average shares outstanding - diluted	136,228	140,562	138,224	141,341

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet
(In thousands)

	11/30/2005	11/30/2004
Assets
Current assets
Cash and cash equivalents	$30,263	$70,335
Receivables, net	369,277	407,645
Inventories	344,004	350,180
Prepaid expenses and other current assets	56,665	35,918
Total current assets	800,209	864,078
Property, plant and equipment, net	469,761	486,607
Goodwill and intangible assets, net	822,192	828,094
Prepaid allowances	42,301	56,807
Investments and other assets	138,241	134,063
Total assets	$2,272,704	$2,369,649

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$106,052	$173,180
Trade accounts payable	198,194	195,068
Other accrued liabilities	394,745	404,446
Total current liabilities	698,991	772,694
Long-term debt	463,900	464,957
Other long-term liabilities	280,671	211,291
Total liabilities	1,443,562	1,448,942
Minority interest	29,190	30,962
Shareholders’ equity
Common stock	387,157	336,093
Retained earnings	385,230	434,069
Accumulated other comprehensive income	27,565	119,583
Total shareholders’ equity	799,952	889,745
Total liabilities and shareholders’ equity	$2,272,704	$2,369,649

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Twelve Months Ended
	11/30/2005	11/30/2004
Cash flows from operating activities
Net income	$214,941	$214,507
Adjustments to reconcile net income to net
cash flow from operating activities:
Depreciation and amortization	74,560	71,983
Income from unconsolidated operations	(20,635)	(14,584)
Changes in operating assets and liabilities	41,087	67,931
Dividends from unconsolidated affiliates	29,242	9,599
Net cash flow from operating activities	339,195	349,436

Cash flows from investing activities
Acquisition of businesses	(5,495)	(74,484)
Capital expenditures	(73,830)	(69,767)
Proceeds from sale of property, plant and equipment	2,307	2,760
Net cash flow from investing activities	(77,018)	(141,491)

Cash flows from financing activities
Short-term borrowings, net	(34,820)	(14,302)
Long-term debt borrowings	—	50,090
Long-term debt repayments	(32,803)	(16,553)
Proceeds from exercised stock options	45,042	53,024
Common stock acquired by purchase	(185,636)	(173,764)
Dividends paid	(86,247)	(76,869)
Net cash flow from financing activities	(294,464)	(178,374)

Effect of exchange rate changes on cash and cash equivalents	(7,785)	15,623
Increase/(decrease) in cash and cash equivalents	(40,072)	45,194
Cash and cash equivalents at beginning of period	70,335	25,141

Cash and cash equivalents at end of period	$30,263	$70,335